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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): FEBRUARY 28, 2003

                         ------------------------------

                            CENTERPOINT ENERGY, INC.
             (Exact name of registrant as specified in its charter)


            TEXAS                         1-31447              74-0694415
(State or other jurisdiction     (Commission File Number)     (IRS Employer
     of incorporation)                                      Identification No.)


              1111 LOUISIANA
              HOUSTON, TEXAS                                      77002
 (Address of principal executive offices)                       (Zip Code)


       Registrant's telephone number, including area code: (713) 207-1111

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ITEM 5.  OTHER EVENTS.

         On February 28, 2003, CenterPoint Energy, Inc. (the "Company" or "we") reached agreement with a syndicate of banks on a second amendment to our existing $3.85 billion bank facility (the "Second Amendment"). Under the Second Amendment, the maturity date of the bank facility has been extended from October 2003 to June 30, 2005, and the $1.2 billion in mandatory prepayments that would have been required this year (including $600 million due on February 28, 2003) have been eliminated. Pricing for loans under the Second Amendment remains the same. We have agreed to pay the banks an extension fee of 75 basis points on the amounts outstanding under the bank facility on October 9, 2003, the maturity date of the existing facility. We also paid $40 million in fees that were due on February 28, 2003 and agreed to accelerate payment of $21 million in fees that were otherwise due on June 30, 2003, under the terms of the existing facility.

         In addition, the interest rates will be increased by 25 basis points beginning May 28, 2003 if we do not grant the banks a security interest in our 81% stock ownership of Texas Genco Holdings, Inc. ("Texas Genco"). Granting the security interest in the stock of Texas Genco requires approval from the U.S. Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935 ("1935 Act"), which is currently being sought. That security interest would be released when we sell Texas Genco, which is expected to occur in 2004. Proceeds from the sale will be used to reduce the bank facility.

         Also under the Second Amendment, on or before May 28, 2003, we expect to grant to the banks warrants to purchase 10 percent, on a fully diluted basis, of the Company's common stock at a price equal to the greater of (i) 110 percent of the average daily closing price, weighted by volume, on the New York Stock Exchange during the period from March 3 through March 7, 2003 or (ii) 110 percent of the closing price on the New York Stock Exchange on the date the warrants are issued. The warrants would not be exercisable for a year after issuance but would remain outstanding for four years; provided, that if we reduce the bank facility during 2003 by specified amounts, the warrants will be extinguished. To the extent that we reduce the bank facility by up to $400 million on or before May 28, 2003, up to half of the warrants will be extinguished on a basis proportionate to the reduction in the credit facility. To the extent such warrants are not extinguished on or before May 28, 2003, they will vest and become exercisable in accordance with their terms. Whether or not the Company is able to extinguish warrants on or before May 28, 2003, the remaining 50 percent of the warrants will be extinguished, again on a proportionate basis, if the Company reduces the bank facility by up to $400 million by the end of 2003. The Company plans to eliminate the warrants entirely before they vest by accessing the capital markets to fund the total payments of $800 million during 2003, however, because of current financial market conditions and uncertainties regarding such conditions over the balance of the year, there can be no assurance that we will be able to extinguish the warrants or to do so on favorable terms.

         The warrants and the underlying common stock would be registered with the SEC and could be exercised either through the payment of the purchase price or on a "cashless" basis under which we would issue a number of shares equal to the difference between the then-current market price and the warrant exercise price. Issuance of the warrants is also subject to obtaining



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SEC approval under the 1935 Act, which is currently being sought. If that approval is not obtained on or before May 28, 2003, we will provide the banks equivalent cash compensation over the term that our warrants would have been exercisable to the extent they are not otherwise extinguished.

         In the Second Amendment, we also agreed that our quarterly common stock dividend will not exceed $0.10 per share. If we have not reduced the bank facility by a total of at least $400 million by the end of 2003, of which at least $200 million has come from the issuance of capital stock or securities linked to capital stock (such as convertible debt), the maximum dividend payable during 2004 and for the balance of the term of the facility is subject to an additional test. Under that test the maximum permitted quarterly dividend will be the lesser of (i) $0.10 per share or (ii) 12.5 percent of our net income per share for the 12 months ended on the last day of the previous quarter.

         The Second Amendment provides that proceeds from capital stock or indebtedness issued or incurred by us must be applied (subject to a $200 million basket for CenterPoint Energy Resources Corp. and its subsidiaries and another $250 million basket for borrowings by us and our other subsidiaries and other limited exceptions) to repay bank loans and reduce the bank facility. Similarly, cash proceeds from the sale of assets of more than $30 million or, if less, a group of sales aggregating more than $100 million, must be applied to repay bank loans and reduce the bank facility, except that proceeds of up to $120 million can be reinvested in our businesses.

         Also on February 28, 2003, our board of directors declared a quarterly dividend of $0.10 per share of our outstanding common stock, payable on March 31, 2003 to shareholders of record as of the close of business March 12, 2003.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           CENTERPOINT ENERGY, INC.



  Date:  March 3, 2003                     By:    /s/ James S. Brian
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                                                  James S. Brian
                                                  Senior Vice President and
                                                  Chief Accounting Officer